Exhibit 10.31

Patheon Pharmaceutical Services Inc.
4721 Emperor Blvd. Suite 200
Durham, NC 27703
Patheon.com

June 3, 2013

PRIVATE AND CONFIDENTIAL

Harry Gill
12321 Angel Falls Rd.
Raleigh, NC 27614
Harry Gill

RE: Second Amendment to Employment Contract
Dear Harry:
This letter (the “Second Amendment Letter”), effective as of June 10, 2013 (the “Second Amendment Effective Date”), confirms the following changes to the terms and conditions of your employment and, once signed, will serve as an amendment to the Employment Agreement between you and Patheon (the “Company”), dated April 26, 2010, as amended by the Amendment Letter Dated September 11, 2012 (collectively the “Employment Agreement”). Any terms used in this Second Amendment Letter that are not defined herein have the definition ascribed to them in the Employment Agreement. The Company is a subsidiary of Patheon Inc. (“Patheon”). As used herein, the “Patheon Group” means Patheon and any entity controlled by Patheon.

1.	General Provisions
This Second Amendment Letter, when fully executed, together with the Employment Agreement, reflects the entire agreement regarding the terms and conditions of your employment. Unless expressly modified by this Second Amendment Letter, the terms and conditions of the Employment Agreement will remain the same. Nothing in this Second Amendment Letter alters the Employment-At-Will nature of your employment relationship with Patheon.

2.	Compensation & Benefits

(a)
Increase to Base Salary: Your annual base salary will be increased to USD $350,000, subject to standard withholdings and deductions and payable in regular installments in accordance with the Company’s normal payroll practices.

(b)
Performance Incentive Plan: You will be eligible to participate in the Patheon Group’s annual performance incentive plan, at an increased target level of 45% of your annual base salary, based on achieving predetermined financial and other targets set by Patheon. For fiscal 2013, the change in target level will be pro-rated from the Effective Date.

(c)
Options: Subject to the approval of the Board of Directors of Patheon, you will be granted additional options to acquire 50,000 of Patheon’s restricted voting shares, subject to Patheon’s 2011 Amended and Restated Incentive Stock Option Plan (the “Stock Option Plan”) and related stock option award agreement. Except as otherwise provided in the Stock Option Plan and related stock option award agreement, the options will vest in five (5) equal installments on each of the first five (5) anniversaries of the Amendment Effective Date, subject to your continued employment with the Patheon Group until the relevant vesting dates. The subscription price for the shares under option will be the market price (as defined in the Stock Option Plan) on the date of grant. All options granted to you will expire ten (10) years from the date of grant.

(d)
Other Benefits: All other compensation and benefits terms (including without limitation, severance terms) shall be as provided in your Employment Agreement. For purposes of clarity, any changes, modifications, or additions to your compensation and benefits terms require the review and approval of Patheon’s Compensation and Human Resources Committee (i.e., cannot be approved at the Company level).

3.	Confidentiality, Inventions, Non-Competition and Non-Solicitation Undertaking

3.1    CONFIDENTIAL INFORMATION
3.1.1    Confidential Information
You acknowledge that all information and facts relating to the business and affairs of Patheon and its customers, including, without limitation, trade secrets, data, notes, marketing plans, sales patterns, and private corporate and financial information (the “Confidential Information”) is confidential and proprietary to Patheon and is a valuable trade secret of Patheon, disclosure of which could severely damage the economic interests of Patheon. Confidential Information includes, without limitation, any document, work, instrument or other medium assembled or composed by you which contains Confidential Information.
3.1.2    Non-Disclosure of Confidential Information

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You will not, either during your employment or at any time thereafter, use or disclose, directly or indirectly, any Confidential Information to any person outside Patheon, except where the disclosure is necessary for the proper and bona fide execution of you r duties hereunder, without the prior written consent of Patheon. Your obligation not to use or disclose Confidential Information without prior written consent will continue to apply after you have ceased to be an employee of Patheon until the time the Confidential Information becomes public knowledge through no fault of the Employee. Patheon will have full right, title and authority to deal in and with the proprietary rights and the Confidential Information. You acknowledge and agrees that the restrictions contained in this Section 3.1 are reasonable in the circumstances in order to protect the business of Patheon.
3.1.3    Return of Confidential Information
Confidential Information and the documents, works, instruments or other medium containing Confidential Information will remain the property of Patheon and will be returned to Patheon upon request or immediately following your termination of employment for any reason. You agree that you will not retain any copies, duplications, reproductions or excerpts from any of the foregoing materials.
3.2.    INVENTIONS
3.2.1    Inventions
Subject to Section 3.2.2, you agree that all discoveries, improvements, designs, ideas or inventions made or conceived, in whole or in part, by you during your employment or within three years following termination of employment for any reason whatsoever (the “Inventions”) will be the sole property of Patheon. You will:

(a)	promptly disclose and describe all such Inventions in writing to Patheon;

(b)
assign, and you do hereby assign, to Patheon, without further compensation, all of your rights, title and interest in and to the Inventions and to all applications for letters of patent, copyrights, industrial design or other forms of protection granted for the Inventions throughout the world;

(c)
deliver promptly to Patheon, upon request and in the form and manner prescribed by Patheon (without charge to Patheon but at Patheon’s expense) the written instruments described in paragraph (b) and perform acts deemed necessary by Patheon to obtain and maintain the instruments and to transfer all rights and title thereto to Patheon; and

(d)	give all assistance that may be required by Patheon to enable it to protect or exploit the Inventions in any country of the world.
You do hereby waive any rights that you may have in each of the Inventions and any part or parts thereof, including, but not limited to, the right to the integrity of the Inventions, the right to be associated with the Inventions as its author by name or under a pseudonym and the right to remain anonymous.

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3.2.2    Excluded Inventions
The provisions of Section 3.2.1 will not apply to Inventions which fulfill all of the following criteria:

(a)	Inventions for which no equipment, supplies, facility or Confidential Information belonging to Patheon were used; and

(b)	Inventions that do not relate to the business of Patheon or to Patheon’s actual or demonstrably anticipated processes, research or development which you had access to or knowledge of; and

(c)	Inventions that do not result from any work performed by you for Patheon.
3.3    NON-SOLICITATION/NO-HIRE
3.3.1    Non-Solicitation/No-Hire of Employees.
You will not, during and for 12 months after the termination of employment with Patheon for any reason whatsoever, hire or solicit the employment of employees of Patheon other person who had been employed by the Patheon Group during the last year of your employment with the Company and whom you knew, worked with supervised or has confidential information about; in any manner whatsoever that would have the effect of causing them to leave the employment of Patheon.
3.3.2    Non-Solicitation of Customers.
You will not, for 12 months after the termination of your employment with Patheon, directly or indirectly solicit, divert, or attempt to divert from Patheon any customer of Patheon with whom you had contact during employment with Patheon.
3.4.    NON-COMPETITION
You agree that for 12 months after the termination of employment with Patheon by you or by Patheon for any reason, you will not directly or indirectly, perform any duties or services similar to those performed for Patheon (whether advisory, consulting, employment or otherwise) for any person, firm, corporation, partnership, or other entity or venture which engages in a Competitive Business (as defined in this Undertaking) in the United States, in any territory of the United States, or in any foreign country in which Patheon conducts business. “Competitive Business” means a business engaged in the sale of commercial pharmaceutical manufacturing capabilities and/or pharmaceutical development services. This non-compete does not restrict you from future employment in the pharmaceutical industry.
3.5     DUTY OF LOYALTY
During your employment, your agree that you have and will comply with a duty of loyalty to the Company and the Patheon Group, and shall render no material services to other person or company in conflict with such duty, or to any Competitive Business as defined above.

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3.6.    GOVERNING LAW
This Section 3 Undertaking will be governed and construed in accordance with the laws of the State of Ohio. The resolution of any claims or disputes arising from this Undertaking will be subject to the exclusive jurisdiction of the State or Federal Courts located in Hamilton County, Ohio.
3.7.    SEVERABILITY
The provisions of this Undertaking are severable. If any provision of this Undertaking is determined to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Undertaking will continue in full force and effect and the voided provision will be amended, if permissible, to the extent necessary to render it valid and enforceable in the court’s jurisdiction.
By executing this Letter, you confirm your decision to accept the additional benefits and the amendments to the terms of your Employment Agreement and you agree that your employment will be governed by the Employment Agreement, as amended by this Letter.

Very truly yours,

Patheon Pharmaceutical Services Inc.

/s/ James C. Mullen

James C. Mullen
Chief Executive Officer

Read, understood, consented, and agreed as of this 3rd day of June, 2013:

SIGNED SEALED AND DELIVERED	)
in the presence of	)
)
)
)
	)	/s/ Harry Gill
Name of Witness:		Harry Gill

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